                                                                 EXHIBIT (a)(17)


INTEL CORPORATION
2200 Mission College Blvd.
P.O. Box 58119
Santa Clara, CA 95052-8119


INTEL(R)

                                                                   NEWS RELEASE
                                                                   ------------

CONTACT: Chuck Mulloy
         (408) 765-3484
         chuck_mulloy@ccm.sc.com

INTEL ANNOUNCES COMPLETION OF MERGER WITH CHIPS AND TECHNOLOGIES, INC.

SANTA CLARA, Calif., Feb. 2, 1998 - Intel Corporation today announced that at 11:59 p.m. Friday Jan. 30, 1998, Intel Enterprise Corporation merged with and into Chips and Technologies, Inc. Chips and Technologies became a wholly owned subsidiary of Intel Corporation, part of Intel's Graphics Component Division.

     Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking, and communications products. Additional information is available at www.intel.com pressroom.